Exhibit 10.12

November 17, 2003

Craig Johnson

7998 Paseo Membrillo

Carlsbad, CA 92009

Re:                             Employment Terms

Dear Craig:

Neurogenetics, Inc. (“Neurogenetics” or the “Company”) is pleased to offer you the position of Chief Financial Officer reporting to Neil Kurtz. You will work at our facility at 11085 N. Torrey Pines Road, La Jolla, CA.

You will be primarily responsible for the financial strategy of the company, direction of private equity financings with venture capital firms, defining and executing an M&A strategy, and taking the lead role in the company’s IPO. You will also be responsible for the direction and management of the company’s finance and accounting departments. In addition, you will be a member of the Company’s Executive Committee.

This is a full-time exempt position. Your starting salary will be $15,125.00 per month ($181,500.00 annualized), less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical insurance, dental insurance, life insurance, long term disability insurance, accidental death and dismemberment insurance, 401(k) retirement savings plan, paid time off (PTO) and holidays. Details about these benefit plans are attached for your review. hi addition, the Company will make a commitment to finalize a contract of employment with you within six (6) months of your start date to include all of the above plus the addition of a severance clause which will pay you in full for a period of nine (9) months should you be terminated without cause, or should your position be eliminated or adversely effected by change of control of the Company.

After your acceptance of this offer, and commencement of employment at Neurogenetics, I will recommend to the Company’s Board of Directors, that you be granted an option to purchase 150,000 shares of Neurogenetics Common Stock. The shares will be subject to the terms and conditions of the Company’s Stock Option Plan. This stock option grant is intended as an incentive and also recognition of the important role that you are expected to play in the Company.

As a condition of employment you will need to sign and comply with the attached Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Company proprietary information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our

11085 NORTH TORREY PINES ROAD • SUITE 300 •LA JOLLA, CA 92037 • TEL 858-623-5665 • FAX 858-623-5666

discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Our normal working hours are Monday through Friday 8:00AM to 5:00PM. As an exempt, salaried employee you will be expected to work additional hours as required by the nature of your work assignments.

Both you and Neurogenetics have the right to terminate your employment at any time for any reason, with or without cause, and with or without notice. This at-will employment relationship cannot be changed except in writing signed by the CEO of the Company. Similarly, promotions, transfers, demotions, suspensions and employee discipline may be effected or administered at the will of Neurogenetics at any time for any reason, with or without cause, and with or without notice. Neurogenetics may change your position, duties, and work location and may modify compensation and benefits from time to time, as it deems necessary.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Neurogenetics. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States and is contingent on our confirming the background and employment history you have provided to us.

We would like to have your decision regarding this offer by December 1, 2003 and would like to anticipate a start date of January 1, 2004. To formally accept this offer on the above terms, please sign one copy of this letter and return it to me.

The management of Neurogenetics and I look forward to working with you.

Sincerely,

/s/ Neil Kurtz

Neil Kurtz
President & CEO

Accepted:

/s/ Craig Johnson	November 26, 2003
Craig Johnson	Date

Attachments: Benefits Summary and Proprietary Information and Inventions Agreement